For Immediate Release

Contacts:

Robert L. Kirkman, M.D. Vice President, Business Development and Corporate Communications (510) 574-1419 rkirkman@pdl.com	James R. Goff Senior Director, Corporate Communications (510) 574-1421 jgoff@pdl.com

PROTEIN DESIGN LABS ANNOUNCES RESULTS OF PHASE II
CLINICAL TRIAL OF ZENAPAX® IN PSORIASIS

Fremont, Calif., March 20, 2002 -- Protein Design Labs, Inc. (PDL) (Nasdaq:) today announced preliminary results from a Phase II clinical trial of the humanized antibody Zenapax (daclizumab) as maintenance therapy for patients with moderate-to-severe psoriasis following treatment with cyclosporine. The results indicated that while daclizumab was well-tolerated, the antibody, at the dose levels administered, did not prolong the time to recurrence of psoriasis, the primary endpoint of the trial.

"The data indicate that daclizumab did not prolong remissions of psoriasis obtained with cyclosporine in either of the dose regimens tested in this trial," said Daniel J. Levitt, M.D., Ph.D., President, Research and Development, PDL. "There was a statistically significant prolongation of remission in the subgroup of patients with moderate psoriasis treated with daclizumab every other week for five doses compared with the placebo control. However, this same regimen was statistically significantly less effective than the placebo arm in patients with more severe psoriasis. In both experimental arms, psoriasis recurred in a substantial proportion of patients while they were still receiving daclizumab."

Laurence Jay Korn, Ph.D., Chief Executive Officer and Chairperson, PDL, said, "Based upon our initial analysis of the preliminary Phase II data, PDL does not plan to pursue additional development of daclizumab as a maintenance agent in psoriasis following treatment with other therapeutic agents. As we evaluate the data further, we will decide whether or not to pursue other development options for daclizumab in psoriasis. We do plan to continue to explore the use of daclizumab in other indications, and currently there are trials underway in asthma, multiple sclerosis, type I diabetes and uveitis."

The Phase II, randomized, double-blind, placebo controlled clinical trial of daclizumab in psoriasis was conducted at 12 centers in the United States and Canada. Patients with moderate-to-severe psoriasis were initially treated with cyclosporine for a period of one to three months. In this trial, 76% of patients achieved remission with cyclosporine, defined as a 75% reduction in Psoriasis Area and Severity Index (PASI) score. Patients who responded to cyclosporine were then randomized to receive daclizumab in one of two dosing regimens, or placebo. In each of the daclizumab treatment arms, patients received a total of five doses at 1 mg/kg. In one daclizumab treatment regimen, patients received one dose every 14 days for a total of five doses. In the second daclizumab treatment regimen, the first two doses were 14 days apart, with the remaining three at monthly intervals. The primary endpoint of the trial was the length of time to recurrence of psoriasis, indicated by a return to 50% of the patient's baseline PASI score. A total of 127 patients were randomized in the trial. The median baseline PASI score of patients was 14.1 and the median body surface area affected was 20%.

Daclizumab is directed at the alpha chain of the human IL-2 receptor (CD25), and was approved by the FDA in December 1997 for the prevention of rejection in kidney transplantation. Zenapax is marketed worldwide by PDL partner Hoffmann-La Roche and affiliates (Roche) in kidney transplantation. In 1999, PDL reacquired from Roche the rights to develop daclizumab in autoimmune diseases.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL's actual results may differ materially from those in the forward-looking statements. Factors that may cause such differences are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and other filings made with the Securities and Exchange Commission. In particular, there can be no assurance that PDL will conduct additional trials of daclizumab in psoriasis, or that we will conduct or complete trials of daclizumab in any other indication. There can also be no assurance that the results of a trial of daclizumab in an indication will be predictive of results to be obtained in other trials in that or other indications.

Protein Design Labs, Inc. is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents for its antibody humanization technology. For further information, visit www.pdl.com.

Protein Design Labs is a registered U.S. trademark and the PDL logo is a trademark of Protein Design Labs, Inc. Zenapax is a registered U.S. trademark of Hoffmann-La Roche Inc.